EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Appointment Of
Mr. Frederick Morganthall II To Its Board Of Directors

Total Board Directors Now At Eight;
Seven Of Eight Board Members Are Independent Directors

GRAND RAPIDS, MICHIGAN-May 11, 2006-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that its Board of Directors has appointed Mr. Frederick Morganthall II as a board member, with a term expiring in 2007. Mr. Morganthall fills a vacancy created by the previously announced resignation of Gregory Josefowicz in November 2005. In addition, he was appointed to serve on the Company's audit committee. His appointment brings the current number of independent board members to seven out of a total of eight directors.

Mr. Morganthall currently serves as President of Harris Teeter, a division of publicly traded Ruddick Corporation (NYSE:RDK). Harris Teeter operates 145 supermarkets in six southeastern states, primarily in North Carolina. He has held various operations, sales, and merchandising management positions with Harris Teeter spanning 20 years. He also held management positions at Spartan Stores where he was responsible for grocery, frozen and dairy, procurement, general merchandise, and health and beauty care from 1978 through 1986. He began his career in 1973 as a sales representative for Proctor & Gamble.

"We are very pleased to welcome Mr. Morganthall to our board," stated Craig C. Sturken, Spartan's Chairman, President and Chief Executive Officer. "Fred brings to our board a tremendous amount of grocery industry experience and knowledge in both retailing and distribution. He is an excellent fit with our organization, an exceptional leader and formerly held management positions at our company before we became a public entity. We look forward to his contribution to our future success."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 70 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.